AMENDED ARTICLES OF INCORPORATION
                                       OF
                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                              AS AMENDED JUNE 2002

                                    ARTICLE I

The name of the corporation shall be Allianz Life Insurance Company of North America. The principal office and place for the transaction of its business shall be 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.

                                   ARTICLE II

The corporation shall have the power to do any and all of the kinds of insurance business specified in clauses (4) and (5)(a) of Section 60A.06, Subdivision 1, of the Minnesota Statutes Annotated and any amendments to such clauses or provisions in substitute therefore which may be hereafter adopted together with any kind or kinds of business to the extent necessarily or properly incidental to the kinds of insurance business which the corporation is so authorized to do.

In furtherance of the foregoing, and not in limitation thereof, the corporation shall have the power:

1. To make contracts of life and endowment insurance, to grant, purchase, or dispose of annuities or endowments of any kinds; and in such contracts or in contracts supplemental thereto to provide for additional benefits in event of death of the insured by accidental means, total and permanent disability of the insured, or specific dismemberment or disablement suffered by the insured.

2. To insure against loss or damage by the sickness, bodily injury or death by accident of the assured or his dependents.

3. To acquire and carry on all or any part of the business or property of any corporation engaged in a business similar to that authorized to be conducted by this corporation and to merge or consolidate with any corporation with which this corporation shall be authorized to merge or consolidate under the laws of the State of Minnesota.

4. To acquire, own, hold, buy, sell, lease, mortgage, and in every other manner deal in real and personal property of every kind and description, wherever situated, including the shares of stock, bonds, debentures, notes, evidences of indebtedness, and other securities, contracts, or obligations of any corporation or corporations, association or associations, domestic or foreign, and to pay therefore other assets of the corporation, stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation.

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5.   To make such investments, borrow such money, own such property, as may now or hereafter be permitted to insurance companies under the laws of the State of Minnesota.

The corporation shall also have the general rights, powers and privileges of a corporation, as the same now or hereafter are declared by the laws of the State of Minnesota and any and all other rights, powers and privileges now or hereafter granted by the laws relating to insurance adopted by the State of Minnesota or any law or laws of the State of Minnesota applicable to stock life insurance companies having power to do the kinds of business hereinabove referred to.

     The business of the corporation shall be transacted on the stock plan.

                                   ARTICLE III

The management of the corporation shall be exercised by the Board of Directors and by such committee, officers, employees, and agents as the Board may authorize, elect, or appoint. The Board of Directors shall consist of not less than five (5) nor more than twenty (20) directors in number, the exact number of directors to be fixed by a resolution to be adopted at any annual meeting of stockholders or at any special meeting called for that purpose. The number of directors shall remain as so fixed until changed by the stockholders at any annual meeting or at any special meeting called for that purpose.

At each annual meeting of the stockholders, Directors shall be elected for a term of one year. Directors need not be residents of the State of Minnesota.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Company or its shareholders; or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
(iii) for acts prohibited under Section 300.60 of the Minnesota Statutes; or
(iv) under Subdivision 2 and 3 of Section 300.64 of the Minnesota Statutes; or
(v) for any transaction from which the director derived an improper personal benefit; or (vi) for any act or omission occurring prior to the effective date of this amendment. This amendment to the Articles of Incorporation shall be effective immediately but shall not apply to or have any effect on the liability or alleged liability of any director or the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                   ARTICLE IV

A. The total authorized number of shares of common stock which this corporation shall have authority to issue is Forty Million (40,000,000) shares, par value $1.00 per share. The aggregate number of shares of Class A Preferred Stock which this corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares, par value $1.00 per share. The aggregate number of shares of Class B

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         Preferred Stock which this corporation shall have the authority to issues is Four Hundred Million (400,000,000) shares, par value $1.00 per share.

B. The holders of shares of this corporation shall not have any preemptive or preferential right of subscription to any of the shares of the corporation, and the sale of said shares and the terms and conditions of such sale shall be as authorized and determined by the Board of Directors. Voting by the holders of Common Stock and Class A Preferred Stock of this corporation for the election of directors shall not be cumulative. Holders of the Class B Preferred Stock shall have no voting rights, except as provided herein or as required by applicable law.

C. The rights, preferences, privileges and restrictions granted to or imposed upon the Class A Preferred Stock are as follows:

         (1) SERIES. The Class A Preferred Stock shall be issued in series. With respect to each series, the Board of Directors shall designate the number of shares constituting the series, the redemption rights, the dividend rights, the liquidation rights and other terms and conditions applicable to the series. The redemption rights, dividend rights liquidation rights, procedures applying to conversion rights, if any, and other terms and conditions as designed by the Board of Directors applicable to the series shall be evidenced by filing a copy certified by the Secretary of the action of the Board of Directors with the Minnesota Department of Commerce within forty-eight (48) hours of the resolution date.

         (2) DIVIDEND PREFERENCE. Dividends will be paid on the Class A Preferred Stock when, as and if declared by the Board of Directors. No dividends shall be paid or declared to any shareholders of Common Stock or Class B Preferred Stock unless dividends of equal or greater value have been declared and paid with respect to the Class A Preferred Stock prior to or concurrently with the payment of such dividends to the holders of Common Stock or Class B Preferred Stock.

         (3) CLASS VOTING RIGHTS. Without the affirmative vote of the holders (acting together as a class) of at least a majority of the Class A Preferred Stock of all series at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting called for that purpose, or, if permitted by law, in writing without a meeting, this corporation shall not alter or amend the rights or preferences of the Class A Preferred Stock as stated herein.

          (4) VOTING RIGHTS. Without limiting the rights of the holders of the Class A Preferred Stock to vote as a class, as required by paragraph (C)(3) above, each share of Class A Preferred Stock shall have the right to one vote in respect of all matters presented to or subject to the vote of the holders of Common Stock pari passu with the Common Stock.

          (5) CONVERTIBILITY. The Class A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock of the

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               corporation at the ratio of one share of Common stock for each share of Class A Preferred Stock without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, and pursuant to the procedures adopted by the Board of Directors and set forth in the resolution designating the preferences and rights of the Class A Preferred Stock.

          (6) STATE LAW. The Class A Preferred Stock shall be subject to the transaction standards of Minnesota Statutes Section 60D.20. Subd. 1., or the successor thereto. The rights, preferences and privileges expressed herein with regard to dividends, redemptions and distributions are further restricted by Minnesota Statutes
               Section 60D.20. Subd. 2., or the successor thereto.

D. The rights, preferences, privileges and restrictions granted to or imposed upon the Class B Preferred Stock are as follows:

          (1) SERIES. The Class B Preferred Stock shall be issued in series. With respect to each series, the Board of Directors shall designate the number of shares constituting the series and the redemption rights, dividend rights and such other terms and conditions applicable to the series. The redemption rights, dividend rights, and such other terms and conditions as designated by the Board of Directors applicable to the series shall be evidenced by filing a copy certified by the Secretary of the action of the Board of Directors with the Minnesota Department of Commerce within forty-eight (48) hours of the resolution date.

          (2) DIVIDEND PREFERENCE. Dividends will be paid on the Class B Preferred Stock when, as and if declared by the Board of Directors. No dividends shall be paid or declared on any shares of Common Stock unless dividends of equal or greater value have been declared and paid with respect to the Class B Preferred Stock prior to or concurrently with the payment of such dividend to the holders of Common Stock.

          (3) CLASS VOTING RIGHTS. Without the affirmative vote of the holders (acting together as a class) of at least a majority of the Class B Preferred Stock of all series at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting called for that purpose, or, if permitted by law, in writing without a meeting, this corporation shall not alter or amend the rights or preferences of the Class B Preferred Stock as stated herein.

          (4) VOTING. Without limiting the rights of the holders of Class B Preferred Stock to vote as a class, as required by paragraph
               (D)(3) above, holders of shares of Class B Preferred Stock shall have no voting rights, except as provided herein or as required by applicable law.

          (5) STATE LAW. The Class B Preferred Stock shall be subject to the transaction standards of Minnesota Statues Section 60D.20. Subd.1., or the successor thereto. The rights, preferences and privileges expressed herein with regard to

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               dividends, redemptions and distributions are further restricted by Minnesota Statutes Section 60D.20. Subd.2., or the successor thereto.

                                    ARTICLE V

The rights, preferences, privileges and restrictions granted to or imposed upon the voting Preferred Stock are as follows:

         (a) SERIES. The voting Preferred Stock shall be issued in series. With respect to each series, the Board of Directors shall designate the number of shares constituting part of the series and the redemption rights and dividend rate applicable to the series. The redemption rights, dividend rate applicable to the series, and convertibility into common stock and such other terms and conditions as so designated by the Board of Directors shall be reflective of prevailing market conditions on the date of issue and shall be evidenced by filing a copy certified by the Secretary of the action of the Board of Directors with the Department of Commerce within forty-eight (48) hours of the resolution date. In no event shall any dividend be paid or declared nor shall any distribution be made on the corporation's common stock unless the holders of all series of voting Preferred Stock shall have been paid all current and accumulated dividends payable with respect to the voting Preferred Stock.

         (b) LIQUIDATION RIGHT AND PREFERENCE. In the event of the liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, the holders of the voting Preferred Stock shall be entitled to receive in cash out of the assets of this corporation, an amount equal to $1.00 per share (the "Liquidation Preference") for each outstanding share of voting Preferred Stock, plus all accumulated but unpaid dividends, before any payment shall be made or any assets distributed to the holders of Common Shares or any other class of shares of the Company ranking junior to the voting Preferred Stock. If, upon any liquidation or dissolution of this corporation, the assets of this corporation are insufficient to pay such per share Liquidation Preference, plus all accumulated but unpaid dividends, the holders of each series of voting Preferred Stock shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Upon payment of the foregoing amounts, the voting Preferred Stock shall be canceled and retired.

         (c) PREFERENCE. Dividends will be paid on the voting Preferred Stock when, as and if declared by the Board of Directors. No dividends shall be paid or declared in any shares of Common Stock unless dividends of equal or greater value have been declared and paid with respect to the voting Preferred Stock prior to or concurrently with such Common Stock dividend.

         (d) SPECIAL VOTING RIGHTS. Without the affirmative vote of the holders (acting together as a class) of at least a majority of the voting Preferred Stock of all series at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting called for that purpose, or, if permitted by law, in writing without a

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     meeting, this corporation shall not alter or amend the rights or preferences of the voting Preferred Stock as stated herein.

         (e) VOTING. The voting Preferred Stockholders' shall be entitled to one vote per share without preference with the Common Stockholders.

         (f) STATE LAW. The voting Preferred Stock shall be subject to the transaction standards of Minnesota Statutes Section 60D.20. Subd. 1., or the successor thereto. The rights, preferences and privileges expressed herein with regard to dividends, redemptions and distributions are further restricted by Minnesota Statutes Section 60D.20. Subd. 2., or the successor thereto.

In addition to the contingent and accrued contract liabilities of the corporation, the maximum indebtedness to which it shall be subject at any one time shall not exceed one-billion dollars ($1,000,000,000).

                                   ARTICLE VI

The duration of the corporation shall be perpetual.